[EXHIBIT 17.3]

Date: September 18th, 2006

To: International Imaging Systems, Inc.

Attn: The Board ofDirectors

From: Alex Sarafianos

Re: Resignation

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Ladies and Gentlemen:

Please be advised that I am hereby resigning my position(s), effective immediately, as Board of Directors of International Imaging Systems, Inc.


Sincerely,

/s/ Alex Sarafianos
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Alex Sarafianos